Exhibit 10.1

TERMINATION AND RELEASE AGREEMENT

This Termination and Release Agreement (the “Agreement”) is entered into on this 18th day of February 2017 (the “Effective Date”) by and between (1) American Farmland Advisor LLC, American Farmland Company, and American Farmland Company L.P., now collectively Farmland Partners Inc. (“Farmland”); and (2) PGIM Real Estate Finance, LLC, successor in interest by name change to Prudential Mortgage Capital Company, LLC (“PGIM”); and Capital Agricultural Property Services, Inc. (“CAPS” and, together with PGIM, “Prudential”).  Farmland, PGIM, CAPS, and Prudential shall be referred to collectively as the “Parties,” and each individually as a “Party.”

WHEREAS, Farmland and PGIM entered into an amended and restated agricultural sub-advisory agreement on October 23, 2015, as amended by letter agreement dated June 22, 2016 (the “Sub-Advisory Agreement”);

WHEREAS, Farmland and CAPS wish to mutually terminate the master property management agreement dated as of July 9, 2010 between American Farmland Company L.P. and CAPS (the “Property Management Agreement”), as of the Effective Date;

WHEREAS, Farmland and PGIM also wish to mutually terminate the Sub-Advisory Agreement as of the Effective Date; and

WHEREAS, the Parties agree that nothing in this Agreement shall be deemed an admission or concession by any Party or other person or entity as to the merit or lack of merit of any claim or defense; the sole purpose of this Agreement is a desire by both Parties to settle and resolve their differences without the burden and expense of litigation.

NOW, THEREFORE, in consideration of the foregoing, and the mutual promises, representations, warranties, and covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.                                      Termination. Subject to Section 3, Section 6, Section 7, and Section 8 of this Agreement, below, the Sub-Advisory Agreement and the Property Management Agreement shall terminate as of the Effective Date and be of no further force or effect except as otherwise expressly provided in this Agreement (the “Termination”).

2.                                      Settlement Payment.                               Farmland shall pay, or cause to be paid, the amount of $1,600,000.00 as set forth in detail on Schedule A hereto (the “Settlement Payment”), to Prudential, by Electronic Funds Transfer (ACH payment) to the following account, initiated no later than March 31, 2017 (the “Transition Date”):

NAME OF BANK:

BANK LOCATION:

ACCOUNT NUMBER:

BENEFICIARY ACCOUNT NAME:

BANK ABA NO:

Following the Effective Date, and subject to Section 3 and Section 6, below, Prudential shall not be entitled to any payment, fees or expenses other than the Settlement Payment.

3.                                      Voidance of Agreement.  If, for any reason, the Settlement Payment is not made by Farmland to Prudential in full as set forth in Section 2, above, within five (5) business days of the Transition Date, Prudential shall have the option, in its sole and absolute discretion, within ten (10) business days thereafter, to declare in writing, pursuant to Section 18, below, this Agreement null and void in its entirety; upon Prudential’s exercise of this option, the Agreement shall have no force or effect and the Parties will return to the status quo ante as if the Effective Date had not occurred and this Agreement was never entered into. If Prudential exercises the option set forth in this Section 3, then, notwithstanding anything to the contrary in this Section, for the time period from the Effective Date through and including the date the option was exercised, Prudential’s service obligations shall be deemed only those set forth in Section 6, below.

4.                                      Mutual Release.

a.              Farmland, for and on behalf of itself and its Related Parties (as defined below), hereby and forever releases, acquits, and discharges Prudential and its Related Parties from any and all Claims (defined below) that Farmland and its Related Parties may have, own or hold, or may at any time have had, owned or held, whether known or unknown to Farmland as of the Effective Date, that arise out of or relate in any manner, directly or indirectly, to the Sub-Advisory Agreement, the Property Management Agreement, or any and all transactions and/or conduct related thereto and/or contemplated thereunder.  For purposes of this Agreement, “Claims” include, without limitation, any and all causes of action, claims at law or in equity, demands, rights, suits, liabilities, debts, sums of money, agreements, damages, losses, litigation expenses, attorneys’ fees and costs, obligations and liabilities of any nature or type, whether legal, equitable, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed or undisputed of any nature whatsoever, which the Parties now have, own or hold, or claim to have, own or hold, known or that should have been known with the exercise of reasonable diligence, as against each other, including but not limited to any and all acts and omissions, claims, causes of action, counterclaims, demands, controversies, costs based on federal, state, local, statutory or common law or any other law, rule, or regulation; Claims shall not include potential claims for breach of this Agreement or the rights set forth in Section 3, above.  For purposes of this Agreement, “Related Parties” shall include an entity’s past, present and future parent companies, subsidiaries, affiliates, divisions, related entities, joint ventures, asset managers, subcontractors, agents, attorneys, subrogees and entities in which it has a controlling interest, and all of their respective past, present, and future officers, directors, employees, members, partners, principals, shareholders, owners, and liquidators, and all their respective heirs, executors, administrators, personal representatives, predecessors, successors, transferees, and assigns.

b.              Prudential, for and on behalf of itself and its Related Parties, hereby and forever releases, acquits, and discharges Farmland and its Related Parties from any and all Claims that Prudential and its Related Parties may have, own or hold, or may at any time have had, owned or held, whether known or unknown to Prudential as of the Effective Date, that arise out of or relate in any manner, directly or indirectly, to the Sub-Advisory Agreement, the Property Management Agreement, or any and all transactions and/or conduct related thereto and/or contemplated thereunder.

5.                                      Announcement of Termination.  Notwithstanding Section 17, below, Farmland agrees to limit any public disclosure of this Agreement to the material terms of this Agreement, including but not limited to the fact of the termination of the Sub-Advisory Agreement and the Property Management Agreement and the amount of the settlement payment, and shall provide Prudential, pursuant to the notice provisions in Section 18, below, with a draft of such disclosure not less than two (2) business days prior to any such disclosure; provided, however, that Prudential hereby consents to Farmland filing a Current Report on Form 8-K (the “Form 8-K”) with the Securities and Exchange Commission disclosing this Agreement, disseminating a press release regarding this Agreement and attaching such press release as an exhibit to the Form 8-K, and attaching a copy of this Agreement as an exhibit to the Form 8-K or as an exhibit to Farmland’s next Quarterly Report on Form 10-Q.  Farmland shall not make any other disclosure regarding this Agreement unless advance consent from Prudential, which shall not be unreasonably withheld, is provided.

6.                                      Further Services.       Prudential agrees to use commercially reasonable efforts to transition, and continue such efforts through the Transition Date, its pre-Termination functions to Farmland from the Effective Date through and including the Transition Date by and through this provision; for avoidance of doubt, the items enumerated below are intended to constitute a final, exhaustive list, and Prudential does not agree to perform any other services under the Sub-Advisory Agreement and/or the Property Management Agreement, and further, it is understood and agreed that Prudential will not be responsible for any payments on behalf of Farmland, regardless of whether such payments would be reimbursable to Prudential under the Sub-Advisory Agreement and/or the Property Management Agreement. Subject hereto, until the Transition Date, Prudential will:

a.              continue to perform all of its obligations under Sections 4(d)(viii) and4(f)-4(i) of the Sub-Advisory Agreement,

b.              continue to perform its obligations under the following sections of the Property Management Agreement:

i.                  Sections 1(a) and 1(b), to the extent these services have not already been transitioned to Farmland, or to the extent that Farmland has not directed Prudential or tenants otherwise;

ii.               Sections 2, 3, and 12;

iii.            Prudential will assist Farmland in the analyses, variance explanations and projections with respect to the financial statements and budgets set forth in Section 5 of the Property Management Agreement.  Prudential will also use commercially reasonable efforts to deliver to Farmland all “Farmland Property Lease” records in its possession and other records in its possession relating to the operations on the “Farmland Properties,” as those quoted and capitalized terms are defined in the Property Management Agreement.  Prudential shall be allowed to retain copies of all such records.

iv.           Prudential will provide an accounting of receipts, payments and invoices of the Farmland Property as described in Section 5 of the Property Management Agreement.

v.              Sections 6(a) and 6(b) to the extent that Prudential will continue to monitor ongoing maintenance, repairs, and improvements; Prudential will arrange that any new requests for maintenance, repairs, and/or improvements be taken care of with Farmland’s approval; and

c.               obtain written approval from Farmland before making any payment to any third-party;

d.              transfer all third-party vendor contact information to Farmland such that Farmland will be able to make payments to such vendors from its own account; and

e.               use commercially reasonable efforts to cooperate with any reasonable request of Farmland relating to any of the foregoing set forth in clauses (a)-(e) above.

7.                                      Indemnification.     Notwithstanding the foregoing Mutual Release and Termination provisions, the Parties agree that the Indemnification clauses of the Sub-Advisory Agreement (Section 18 thereof) and of the Property Management Agreement (Section 13 thereof) shall survive Termination and the Transition Date with full force and effect.

8.                                      Survival. Except as otherwise provided in this Agreement, the surviving provisions set forth in Section 25(k) of the Sub-Advisory Agreement shall survive Termination and the Transition Date in full force and effect; in addition, Section 15 (Insurance) of the Sub-Advisory Agreement shall survive Termination for a period of two (2) years after the Transition Date.

9.                                      No Assignment of Claims.  Each of the Parties represents and warrants that it has not assigned any Claims prior to executing this Agreement and that it shall not do so at any time.

10.                               Entire Agreement.  This Agreement constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersedes any prior or contemporaneous oral, written, or electronic agreements, proposed agreements, negotiations, and discussions with respect to the subject matter hereof, including, without limitation, any and all agreements entered into by any of the Parties regarding settlement of the Claims. This Agreement may not be altered, modified or amended, unless by writing executed by duly authorized representatives of each of the Parties, nor may any of its provisions be waived, unless in writing by the Party granting such waiver. Each of the Parties represents that neither the other Party, nor any agent or attorney of the other Party, has made any promise, representation, or warranty to induce it to enter into this Agreement, and each Party acknowledges that it has not executed this Agreement in reliance upon any such promise, representation, or warranty not contained herein.

11.                               Successors Bound.  This Agreement shall be binding upon and inure to the benefit of each of the Parties and their Related Parties along with their respective heirs, personal representatives, executors, administrators, predecessors, successors, transferees and assigns, and any corporation, partnership, or other entity into or with which any Party may merge, consolidate, or reorganize.

12.                               No Admission of Liability.  This Agreement shall not be construed as an admission of liability or wrongdoing by any of the Parties.

13.                               Waiver of Breach.  The waiver by one Party of any breach of this Agreement by any other Party shall not be deemed a waiver of any other prior or subsequent breach of this Agreement.

14.                               Construction.  This Agreement has been drafted jointly by each of the Parties and shall not be construed against any one Party or in favor of another Party by reason of any presumption concerning the Party drafting this Agreement.

15.                               Severability.  If any of the provisions of this Agreement (or parts thereof), or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity and enforceability of any such provision in every other respect, and of the remaining provisions of this Agreement, shall not be in any way impaired or affected, it being intended that all of the provisions of this Agreement shall be enforceable to the fullest extent permitted by law.

16.                               Conflict. In the event of a conflict between this Agreement and the Sub-Advisory Agreement and/or the Property Management Agreement, this Agreement shall control.

17.                               Confidentiality.  Except as set forth in Section 5 above, the Parties agree to keep confidential and not disclose, describe, disseminate, or discuss, either directly or indirectly, in any manner whatsoever, any information regarding the terms or substance of this Agreement to or with any person or entity not a Party to this Agreement. Notwithstanding the foregoing, the Parties may disclose in confidence to their Board of Directors, lawyers, accountants, auditors, taxing authorities, insurers, financial advisors, and consultants such information concerning the terms of this Agreement as necessary for such individuals to perform their professional functions, such information as may be required for compliance with statute or regulation or requested by governmental or regulatory authorities, such information as may be necessary to defend legal action brought by third parties, such information as may be necessary or purposes of financial reporting and regulatory compliance, and such information as may be necessary to enforce this Agreement, in which case the Parties will make commercially reasonably efforts to file the contents of this Agreement under seal. Additionally, if disclosure of the terms of this Agreement is sought by court order, subpoena, or via some other form of discovery request, the Party from whom such disclosure is sought may make such disclosure, provided that said Party: (a) uses best efforts to disclose such information subject to confidentiality restrictions that are substantially the same as those in this provision, and (b) first notifies the other Party in writing as soon as practicable, but in no event later than five (5) business days prior to the disclosure of any responsive information such that the non-disclosing Party may object to disclosure.

18.                               Notice.  Any notice required by this Agreement shall be deemed delivered if sent by overnight delivery service and electronic mail as follows:

If to Farmland:

Farmland Partners Inc.

Attention: Erica Borenstein

4600 S. Syracuse Street, Suite 1450

Denver, CO 80237

With a copy to:

Morrison & Foerster LLP

Attention: Justin R. Salon

2000 Pennsylvania Avenue, Suite 6000

Washington, DC 20006

If to Prudential:

Prudential Mortgage Capital Company, LLC

3560 Lenox Road

Suite 1400

Atlanta, Georgia 30326

Attention: Jess Jarratt

Prudential Mortgage Capital Company, LLC

801 Warrenville Road

Suite 150

Lisle, Illinois 60532

Attention: Christopher Jay

Capital Agricultural Property Services, Inc.

801 Warrenville Road

Suite 150

Lisle, IL 60532

Attention:  Christopher Jay

With a copy to:

Zachary D. Rosenbaum, Esq.

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, New York 10020

zrosenbaum@lowenstein.com

Farmland and Prudential may change the address for notice by providing notice to the other as set forth above.

19.                               Choice of Law and Forum.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to Delaware’s rules governing conflicts of law.  The federal district court located within the State of Delaware shall have exclusive jurisdiction over any and all claims arising out of or relating to this Agreement; provided that if such federal court does not have subject matter jurisdiction over claims arising out of or relating to this Agreement, such proceedings shall be brought in Delaware state court located in Wilmington, Delaware.

20.                               Representations and Warranties.  Each of the Parties and each signatory to this Agreement represents and warrants to the other Parties that (a) such Party is the sole owner of any Claims subject to release hereunder and that such Party has not sold, assigned, transferred, or purported to assign or transfer any such Claims, (b) such Party and signatory have full power, authority, and legal right, and have obtained all approvals and consents necessary to execute, deliver, and perform all actions required under this Agreement, and (c) upon execution and delivery of this Agreement by the Parties, this Agreement shall be a valid and binding obligation of the Parties, enforceable against each of them in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.  Each of the Parties further agrees, for itself and for its successors and/or assigns, that it will do all such further acts, and prepare, execute and deliver all such documents as may reasonably be required or requested to carry out the stated objectives of this Agreement.

21.                               Non-Disparagement.                                Each of the Parties and each signatory to this Agreement agrees that they will not engage in any communications or conduct that disparages or in any way reflects adversely on any other Party, any other Party’s business and/or any other Party’s representatives, or that negatively characterizes the termination of the Sub-Advisory Agreement and the Property Management Agreement.

22.                               Consultation with Attorneys.  Each of the Parties has consulted with such Party’s own attorneys and fully understands the terms of this Agreement, and each of the Parties has received legal advice from such Party’s own attorneys regarding the advisability of entering into the settlement provided for herein and is voluntarily executing this Agreement.

23.                               Paragraph Headings.  Paragraph headings contained in this Agreement are inserted solely as reference aids for the ease and convenience of the reader; they shall not be deemed to define or limit the scope or substance of the provisions they introduce, nor shall they be used in construing the intent or effect or such provisions or any other aspect of this Agreement.

24.                               Execution in Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be considered the same as if a single document shall have been executed.

25.                               Authority.                                         Farmland Partners Inc. expressly represents and warrants that pursuant to public disclosures made by Farmland regarding the merger dated February 2, 2017, Farmland Partners Inc. is fully authorized to sign and execute all terms of this Agreement on behalf of American Farmland Advisor LLC, American Farmland Company, and American Farmland Company L.P., all of which, for avoidance of doubt, shall be deemed “Farmland” as defined in this Agreement.

26.                               Electronically Transmitted Copies.  Electronically transmitted copies of signature pages will have the same legal force and effect as original signed pages.

27.                               Costs.  Each Party shall bear its own individual costs and attorneys’ fees incurred in resolution of this matter, including, without limitation, the negotiation of this Agreement.

[Signatures on Following Page]

IN WITNESS WHEREOF, this Agreement is executed by the Parties hereto, as of the 18th day of February, 2017.

FARMLAND PARTNERS INC.

By:	/s/ Luca Fabbri
Name:	Luca Fabbri
Title:	Chief Financial Officer and Treasurer

PGIM REAL ESTATE FINANCE, LLC

By:	/s/ Christopher G. Jay
Name:	Christopher G. Jay
Title:	Vice President

CAPITAL AGRICULTURAL PROPERTY SERVICES, INC.

By:	/s/ Christopher G. Jay
Name:	Christopher G. Jay
Title:	Vice President

Schedule A

Settlement Payment

Fees Accrued Prior to Merger of American Farmland Company into Farmland Partners Inc.
Accrued 4Q16 Sub-Advisory Fee	$664,043
Accrued January 2017 Sub-Advisory Fee	$221,348
Total Accrued Fees	$885,390
Fees Accrued Following Merger of American Farmland Company into Farmland Partners Inc.
February - March 2017 Sub-Advisory Fee	$442,695
February - March 2017 CAPS Fee	$109,752
Termination Consideration	$162,163
Total Fees and Consideration	$714,610
Total Fees and Consideration	$1,600,000